               PRICING SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED
                MARCH 20, 1997 TO PROSPECTUS DATED MARCH 3, 1997

                                  $750,000,000

                              BANC ONE CORPORATION                 BANK ONE LOGO

              $200,000,000 6.70% SENIOR MEDIUM-TERM NOTES DUE 2000 $200,000,000 FLOATING RATE SENIOR MEDIUM-TERM NOTES DUE 2000 $200,000,000 FLOATING RATE SENIOR MEDIUM-TERM NOTES DUE 2001
              $150,000,000 7.00% SENIOR MEDIUM-TERM NOTES DUE 2002

                            ------------------------

    This document (the "Pricing Supplement") is issued to give details of an issue by BANC ONE CORPORATION (the "Company") of its Medium-Term Notes.

    This Pricing Supplement relating to $750,000,000 of the Company's Senior Medium-Term Notes (the "Notes") supplements the terms and conditions in, and incorporates by reference, the Prospectus dated March 3, 1997 and the Prospectus Supplement dated March 20, 1997 relating to up to $2,000,000,000 of the Company's Medium-Term Notes, and all documents incorporated by reference therein (together, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meaning as in the Prospectus.

                            ------------------------

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF BANC ONE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                    INITIAL PUBLIC       UNDERWRITING     PROCEEDS TO
                                                                   OFFERING PRICE(1)     DISCOUNT(2)     COMPANY(1)(3)
                                                                   -----------------     -----------     -------------
Per 6.70% Note due 2000.........................................       99.938%             0.350%          99.588%
  Total.........................................................    $199,876,000          $700,000       $199,176,000
Per Floating Rate Note due 2000.................................      100.000%             0.325%          99.675%
  Total.........................................................    $200,000,000          $650,000       $199,350,000
Per Floating Rate Note due 2001.................................      100.000%             0.425%          99.575%
  Total.........................................................    $200,000,000          $850,000       $199,150,000
Per 7.00% Note due 2002.........................................       99.896%             0.500%          99.396%
  Total.........................................................    $149,844,000          $750,000       $149,094,000

---------------

(1) Plus accrued interest, if any, from March 25, 1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $500,000 payable by the Company.

                            ------------------------

    The Notes offered hereby are offered, severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about March 25, 1997 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
             CREDIT SUISSE FIRST BOSTON
                           LAZARD FRERES & CO. LLC
                                       LEHMAN BROTHERS
                                                J.P. MORGAN & CO.
                                                         UBS SECURITIES

                            ------------------------

             The date of this Pricing Supplement is March 20, 1997.

                                USE OF PROCEEDS

     The Company expects to use the net proceeds from the sale of the Notes offered hereby to reduce outstanding borrowings under a revolving credit facility with Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., and for other general corporate purposes as described under "Use of Proceeds" in the accompanying Prospectus. At March 20, 1997, the Company had $600 million in outstanding borrowings under the credit facility. Such borrowings mature on March 24, 1997 and bear interest at a rate of 5.575%. The credit facility terminates on March 31, 1997. Proceeds from borrowings under the credit facility were used to finance the repurchase by the Company of shares of its outstanding common stock and to finance the purchase of shares of First USA, Inc. common stock in connection with the proposed acquisition of First USA, Inc.

                              DESCRIPTION OF NOTES

     The following items under this heading "Description of Notes" are the particular terms which relate to the issue which is the subject of this Pricing Supplement.

6.70% NOTES DUE 2000
  Type of Notes:                    Senior Fixed Rate Notes
  Principal Amount:                 $200,000,000
  Issue Price:                      99.938% of the Principal Amount
  Date of Issue:                    March 25, 1997
  Maturity Date:                    March 24, 2000
  Specified Currency:               U.S. Dollars
  Interest Rate:                    6.70%
  Interest Payment Dates:           March 25 and September 25 of each year, commencing September 25, 1997
  Regular Record Dates:             March 10 and September 10 preceding the related Interest Payment Date

FLOATING RATE NOTES DUE 2000
  Type of Notes:                    Senior Floating Rate Notes
  Principal Amount:                 $200,000,000
  Issue Price:                      100.000% of the Principal Amount
  Date of Issue:                    March 25, 1997
  Maturity Date:                    March 24, 2000
  Specified Currency:               U.S. Dollars
  Initial Interest Rate:            LIBOR + 7 basis points, calculated as if the Date of Issue were an Interest Reset Date
  Base Rate:                        LIBOR
    Designated LIBOR Page:          Telerate Page 3750
    Index Maturity:                 3 months
    Index Currency:                 U.S. Dollars
  Interest Payment Dates:           March 25, June 25, September 25 and December 25 of each year, commencing June 25, 1997
  Interest Reset Dates:             Each Interest Payment Date
  Interest Reset Period:            Quarterly
  Interest Payment Period:          Quarterly
  Spread:                           +7 basis points

FLOATING RATE NOTES DUE 2001
  Type of Notes:                    Senior Floating Rate Notes
  Principal Amount:                 $200,000,000
  Issue Price:                      100.000% of the Principal Amount
  Date of Issue:                    March 25, 1997
  Maturity Date:                    March 23, 2001
  Specified Currency:               U.S. Dollars
  Initial Interest Rate:            LIBOR + 13.5 basis points, calculated as if the Date of Issue were an Interest Reset Date
  Base Rate:                        LIBOR
    Designated LIBOR Page:          Telerate Page 3750
    Index Maturity:                 3 months
    Index Currency:                 U.S. Dollars
  Interest Payment Dates:           March 25, June 25, September 25 and December 25 of each year, commencing June 25, 1997
  Interest Reset Dates:             Each Interest Payment Date
  Interest Reset Period:            Quarterly
  Interest Payment Period:          Quarterly
  Spread:                           +13.5 basis points

7.00% NOTES DUE 2002
  Type of Notes:                    Senior Fixed Rate Notes
  Principal Amount:                 $150,000,000
  Issue Price:                      99.896% of the Principal Amount
  Date of Issue:                    March 25, 1997
  Maturity Date:                    March 25, 2002
  Specified Currency:               U.S. Dollars
  Interest Rate:                    7.00%
  Interest Payment Dates:           March 25 and September 25 of each year, commencing September 25, 1997
  Regular Record Dates:             March 10 and September 10 preceding the related Interest Payment Date

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Distribution Agreement and a Terms Agreement dated March 20, 1997(the "Terms Agreement"), the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters has severally agreed to purchase the Notes set forth opposite its name below:

                                                           PRINCIPAL          PRINCIPAL
                                        PRINCIPAL          AMOUNT OF          AMOUNT OF           PRINCIPAL
                                     AMOUNT OF 6.70%     FLOATING RATE      FLOATING RATE      AMOUNT OF 7.00%
       UNDERWRITER                   NOTES DUE 2000      NOTES DUE 2000     NOTES DUE 2001     NOTES DUE 2002
       -----------                   ---------------     --------------     --------------     ---------------
Goldman, Sachs & Co...............    $  33,375,000       $ 33,375,000       $ 33,375,000       $  25,000,000
Credit Suisse First Boston
  Corporation.....................       33,325,000         33,325,000         33,325,000          25,000,000
Lazard Freres & Co. LLC...........       33,325,000         33,325,000         33,325,000          25,000,000
Lehman Brothers Inc...............       33,325,000         33,325,000         33,325,000          25,000,000
J.P. Morgan Securities Inc........       33,325,000         33,325,000         33,325,000          25,000,000
UBS Securities LLC................       33,325,000         33,325,000         33,325,000          25,000,000
                                       ------------       ------------       ------------        ------------
         Total....................    $ 200,000,000       $200,000,000       $200,000,000       $ 150,000,000
                                       ============       ============       ============        ============

     Under the terms and conditions of the Distribution Agreement and related Terms Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the initial public offering prices set forth on the cover page of this Pricing Supplement, and in part to certain securities dealers at such prices less a concession of 0.200% of the principal amount of the 6.70% Notes due 2000, 0.200% of the principal amount of the Floating Rate Notes due 2000, 0.250% of the principal amount of the Floating Rate Notes due 2001 and 0.300% of the principal amount of the 7.00% Notes due 2002. The Underwriters may allow, and such dealers may reallow, to certain brokers and dealers a concession not to exceed 0.125% of the principal amount of the 6.70% Notes due 2000, the Floating Rate Notes due 2000 and the Floating Rate Notes due 2001, and a concession not to exceed 0.250% of the principal amount of the 7.00% Notes due 2002. After the Notes are released for sale to the public, the offering prices and other selling terms may from time to time be varied by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.

     From time to time, the Underwriters have provided various commercial banking, investment banking and other services to the Company for which they have received customary compensation. Each of Lazard Freres & Co. LLC and UBS Securities LLC has advised the Company with respect to its proposed acquisition of First USA, Inc.

     It is expected that approximately 80% of the net proceeds of the offering will be applied to repayment of a loan made to the Company by Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc. Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to a participating underwriter or any of its affiliates. Therefore, this offering is being conducted pursuant to Rule 2710(c)(8) of the NASD Conduct Rules which establishes certain procedural safeguards in connection with offerings in such circumstances in which NASD member firms intend to participate and where more than 10% of the offering proceeds are to be paid to them or their affiliates.

============================================================

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR THE PRICING SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENT OR AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR THE PRICING SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR THE PRICING SUPPLEMENT, OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

             ---------------------------

                  TABLE OF CONTENTS

                                       PAGE
                                       ----
PRICING SUPPLEMENT
Use of Proceeds.......................   P-2
Description of Notes..................   P-2
Underwriting..........................   P-3

PROSPECTUS SUPPLEMENT
Description of Notes..................   S-2
Risks Relating to Indexed Notes.......  S-14
Foreign Currency Risks................  S-15
Certain United States Federal
Income Tax Considerations.............  S-17
Supplemental Plan of Distribution.....  S-23

PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     3
BANC ONE CORPORATION..................     4
Ratio of Earnings to Fixed Charges....     4
Use of Proceeds.......................     5
Description of Debt Securities........     9
Senior Securities.....................    13
Subordinated Securities...............    14
Plan of Distribution..................    17
Legal Opinions........................    19
Experts...............................    19

============================================================




============================================================


                         $750,000,000

                           BANC ONE
                         CORPORATION

                  $200,000,000 6.70% SENIOR
                  MEDIUM-TERM NOTES DUE 2000

              $200,000,000 FLOATING RATE SENIOR
                  MEDIUM-TERM NOTES DUE 2000

              $200,000,000 FLOATING RATE SENIOR
                  MEDIUM-TERM NOTES DUE 2001

                  $150,000,000 7.00% SENIOR
                  MEDIUM-TERM NOTES DUE 2002
                    ---------------------

                      PRICING SUPPLEMENT

                    ---------------------

                     GOLDMAN, SACHS & CO.
                  CREDIT SUISSE FIRST BOSTON
                   LAZARD FRERES & CO. LLC
                       LEHMAN BROTHERS
                      J.P. MORGAN & CO.
                        UBS SECURITIES


============================================================